UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 24, 2007

ENERGY CONVERSION DEVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8403	38-1749884
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2956 Waterview Drive, Rochester Hills, MI		48309
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		(248) 293-0440

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 24, 2007, the Compensation Committee of the Board of Directors of Energy Conversion Devices, Inc. (“ECD” or the “Company”) adopted (1) the Energy Conversion Devices, Inc. Annual Incentive Plan (the “Incentive Plan”), and (2) the Energy Conversion Devices, Inc. Executive Severance Plan (the “Severance Plan”). The Incentive Plan was adopted subject to stockholder approval, which the Company intends to seek at its 2007 annual stockholders meeting. No awards have been issued under either plan. Both plans will be administered by the Compensation Committee, acting as the “Administrative Committee” under the plans.

The Incentive Plan provides incentive compensation for certain key employees based upon achievement of pre-established performance goals, which may include sales or increase in net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; margins; operating cash flow or free cash flow; attainment of division, group or corporate financial goals; return on stockholders’ equity; total stockholders’ return; return on assets; return on investment; attainment of strategic or operational initiatives such as program milestones, safety, quality, cost, technology and efficiency, of the Company, a subsidiary, or a division or unit of the Company or a subsidiary; appreciation in or maintenance of the price of the common stock or any other publicly-traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; or costs, including reductions in costs. Awards will be granted to “Covered Executives” not later than 90 days after the commencement of the “Performance Year” and before the earliest date on which the “Performance Objective” has an outcome that is no longer substantially uncertain (as such terms are defined in the Incentive Plan). Awards may be granted to other “Eligible Employees” at any time during the course of the Performance Year. All awards are generally payable as soon as practicable following the end of the Performance Year.

The Severance Plan provides severance payments and continuation of certain benefits for participating members of senior management for a period following his or her “Qualifying Termination,” which includes a Qualifying Termination following a “Change in Control” (as such terms are defined in the Severance Plan). The severance payment under the Severance Plan will equal a multiple of the sum of the participant’s base salary and target incentive bonus payment following a Qualifying Termination, plus his or her pro-rata target incentive bonus payment for the year in which the Qualifying Termination occurs. A participant has a Qualifying Termination under the Severance Plan if his or her employment with the Company is terminated for “Good Reason”; or involuntarily by the Company for any reason other than for “Cause”. “Good Reason” means, without the consent of the participant, (A) any material diminution in the participant’s base pay; (B) any material diminution in the participant’s authority, duties or responsibilities; or (C) a relocation of the participant’s own office location to a location more than 50 miles away. However, “Good Reason” does not include such material diminution if the material diminution is the result of an “Across the Board Change” (as defined in the Severance Plan), unless the participant’s Qualifying Termination occurs within one year before, or within one year after, a Change in Control. For the avoidance of doubt, “Good Reason” does not occur solely because the Company ceases to be publicly traded. “Cause” means, as determined by the Administrative Committee in its discretion, fraud, embezzlement, or a conviction of a felony, or a willful and continual failure after notice to substantially perform his duties (other than failure resulting from the participant’s incapacity due to physical or mental illness), or any other breach of duty by the participant resulting in material harm to the Company.

On July 24, 2007, the Company also adopted a new form of Stock Option Agreement and Restricted Stock Agreement for future stock awards under the Energy Conversion Devices, Inc. 2006 Stock Incentive Plan. The new forms of agreement provide for recoupment by the Company of gains received by the participant on such stock awards where the following factors are present (a) the gain realized on the award was attributable, at least in part, to the achievement of certain financial results that were subsequently the subject of a restatement, (b) the participant engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) the participant would have received less or no gain with respect to the award based upon the restated financial results.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Energy Conversion Devices, Inc. Executive Severance Plan
10.2	Form of Severance Plan Participation Agreement
10.3	Energy Conversion Devices, Inc. Annual Incentive Plan
10.4	Form of Stock Option Agreement
10.5	Form of Restricted Stock Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY CONVERSION DEVICES, INC.

By:	/s/ Ghazaleh Koefod
Corporate Secretary

Date: July 30, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	Energy Conversion Devices, Inc. Executive Severance Plan
10.2	Form of Severance Plan Participation Agreement
10.3	Energy Conversion Devices, Inc. Annual Incentive Plan
10.4	Form of Stock Option Agreement
10.5	Form of Restricted Stock Agreement